Exhibit 5

May 26, 2004	FOLEY & LARDNER LLP ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 038584-0105

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

Re:     Whiting Petroleum Corporation—

           Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Whiting Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4, including the proxy statement/prospectus constituting a part thereof (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, relating to the proposed issuance of up to 2,409,359 shares of common stock, $.001 par value, of the Company (the “Common Stock”) in connection with the merger (the “Merger”) of WPC Equity Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Equity Oil Company, a Colorado corporation (“Equity”), as contemplated by that certain Agreement and Plan of Merger, dated as of February 1, 2004, as amended (the “Merger Agreement”), by and among the Company, Merger Sub and Equity.

In connection with our representation, we have examined: (a) the Registration Statement, including the proxy statement/prospectus constituting a part of the Registration Statement; (b) the Merger Agreement; (c) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, as amended to date; (d) resolutions of the Company’s Board of Directors relating to the authorization of the issuance of the shares of Common Stock covered by the Registration Statement; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. Subject to adoption of the Merger Agreement and approval of the Merger by the shareholders of Equity, the shares of Common Stock covered by the Registration Statement, when issued pursuant to the provisions of the Merger Agreement and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH	001.1585070.1

Whiting Petroleum Corporation

May 26, 2004

We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/    Foley & Lardner LLP